Exhibit 5.2

[Letterhead of Torys LLP]

Consent of Torys LLP

April 15, 2004

Dear Sirs/Mesdames:

     We hereby consent to the reference to our name on the cover page and under the heading “Legal Matters” in the shelf prospectus dated April 15, 2004 (the “Prospectus”) contained in the registration statement on Form F-10 being filed with the Securities and Exchange Commission by Rogers Communications Inc.

/s/ Torys LLP